Exhibit 21

UAL Corporation and

United Air Lines, Inc. Subsidiaries

(as of February 24, 2010)

Jurisdiction of Incorporation
UAL Corporation	Delaware
(Wholly-owned subsidiaries):
Air Wis Services, Inc.	Wisconsin
Four Star Insurance Company, Ltd.	Bermuda
UAL Benefits Management, Inc.	Delaware
United Air Lines, Inc.	Delaware

United Air Lines, Inc.
(Wholly-owned subsidiaries):
Covia LLC	Delaware
Kion de Mexico, S.A. de C.V.	Mexico
Mileage Plus, Inc.	Delaware
Mileage Plus Holdings, LLC	Delaware
United Aviation Fuels Corporation	Delaware
United Cogen, Inc.	Delaware
United Vacations, Inc.	Delaware

Air Wis Services, Inc.
(Wholly-owned subsidiary):
Air Wisconsin, Inc.	Wisconsin

Air Wis Services, Inc. (999 shares) and United Air Lines, Inc. (1 share)
Domicile Management Services, Inc.	Delaware

Mileage Plus Holdings, LLC
(Wholly-owned subsidiary):
MPH I, Inc.	Delaware

MPH I, Inc.
(Wholly-owned subsidiary):
Mileage Plus Marketing, Inc.	Delaware

Covia LLC currently owns a 55.9949803% equity interest in the Galileo Japan Partnership, a Delaware general partnership.